Exhibit 99.1

News Release

FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate

Contact	Investors: Maryann Seaman (312) 861-6414

Media: Bruce Bullock (281) 591-4429 Tommy Lyles (281) 591-4419

FMC Technologies Provides Update to Fourth Quarter 2005

•	Company Expects Fourth Quarter Earnings per Diluted Share to Exceed Previous Guidance

•	Sonatrach Project Nearing Completion

HOUSTON, January 30, 2006 — FMC Technologies (NYSE: FTI) announced today that due to strong fourth quarter performance it now expects to exceed the GAAP earnings per diluted share estimate of $0.07 to $0.17, which included a $0.36 charge for taxes required from repatriation of foreign earnings. Excluding that charge, the company had previously indicated that results would be in the range of $0.43 to $0.53 for the quarter. The Company now expects results, excluding the tax charge and excluding a gain on the sale of an investment, to exceed that previous guidance.

The Company also announced that its Floating Systems subsidiary is nearing completion of an offshore oil loading project in Algeria for Sonatrach-TRC, the Algerian Oil and Gas Company. The Company has received customer acceptance from Sonatrach — TRC of the Bejaia site and ownership of the site has been transferred to Sonatrach. At the Arzew site, the tanker loadings and other tests have been completed, and the Company has applied for final customer acceptance. At Skikda, the final site, the customer acceptance testing is in progress.

“We are pleased with the recent progress we are making on the Sonatrach project and believe we are nearing final completion of the project scope,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. Sonatrach and FMC Technologies continue, however, to negotiate various claims concerning delays and work stoppages. These negotiations could continue after the physical completion of the contract.

As forecast for the fourth quarter of 2005, the Company repatriated $473 million of foreign earnings under the American Jobs Creation Act. This repatriation required a tax charge of $25.5 million or $0.36 per diluted share in the fourth quarter.

Also in the fourth quarter, FMC Technologies sold its 60 percent ownership interest in GTL Microsystems, a joint venture between FMC Technologies and Accentus plc engaged in the development of Gas to Liquids technology. The after-tax gain of $7.4 million or $0.10 per diluted share will be recorded in the fourth quarter 2005 results.

FMC Technologies fourth quarter and full-year 2005 earnings will be released at close of business on February 14, 2006 by Business Wire distribution and FMC Technologies’ web site at www.fmctechnologies.com. The Company will conduct its fourth quarter and full-year 2005 conference call at 9:00 a.m. (Eastern Standard Time) on Wednesday, February 15, 2006. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people and operates 31 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.